Exhibit 23.5

DEGOLYER AND MACNAUGHTON
500 1 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

This is a digital representation of a DeGolyer and MacNaughton report.

This file is intended to be a manifestation of certain data in the subject report and as such are subject to the same conditions thereof. The information and data contained in this file may be subject to misinterpretation; therefore, the signed and bound copy of this report should be considered the only authoritative source of such information.

DEGOLYER AND MACNAUGHTON
500 1 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

May 27, 2011

Board of Directors
Ecopetrol S.A.
Calle 35 No. 7-21 Piso 1
Bogota, D.C. Colombia

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton as set forth under the heading "Third Party Engineering Reports" in Ecopetrol S.A.'s current report on Form 6-K dated May 27, 2011 (the Form 6-K). We further consent to the inclusion of our third party letter report dated June 24, 2010 (our Third Party Letter Report) as Exhibit 99.3 in the Form 6-K. The Third Party Letter Report contains opinions regarding our estimates of the proved oil, condensate, natural gas, and oil equivalent reserves of certain selected properties owned by Ecopetrol S.A. in Colombia and in the United States of America.

We further consent to the references to DeGolyer and MacNaughton, as set forth in the Ecopetrol S.A. Registration Statement on Form F-3, filed with the United States Securities and Exchange Commission on February 12, 2010 (the Form F-3), under the heading "Experts," and to the incorporation by reference of this consent and our Third Party Letter Report in the Form F-3.

Very truly yours, DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716